Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated July 19, 2010

by and among

ENCORIUM GROUP, INC.

and

THE SHAREHOLDERS OF PROGENITOR HOLDING AG

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is dated July 19, 2010, 2010, by and among Encorium Group, Inc., a Delaware corporation ("Buyer"), Renee E. Moore and Klaus-Dieter Albrecht  (collectively, the “Shareholders”) representing all of the shareholders of Progenitor Holding AG, a corporation organized under the laws of Switzerland (“Progenitor Holding”).

W I T N E S S E T H :

A.           The Shareholders are the owners of all of the issued and outstanding shares of common stock of Progenitor Holding (the "Progenitor Holding Shares"); and

B.           The Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all of the Progenitor Holding Shares, upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.

When used in this Agreement, the following terms shall have the following meanings:

Accounting Firm:  as defined in Section 2.3(c).

Action:  means any civil, criminal, administrative, arbitration or mediation claim, demand, complaint, protest, charge, proceeding, suit, action, hearing or investigation (and appeals therefrom) before any Governmental Authority or any arbitrator or mediator.

Affiliate:  with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement:  as defined in the preamble to this Agreement.

Applicable Law:  means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation or Order of any Governmental Authority applicable to such Person.

Basket:  means EURO 25,000.

Breaching Party:  means, for purposes of any claim under Article VIII of this Agreement, the Party, either the Buyer, on the one hand, or the Shareholders, on the other hand, that has had a claim asserted against such Person for Losses under Article VIII of this Agreement.

Business Day:  means any day other than a Saturday, Sunday, federal holiday, or a day on which banks are required or authorized to close in the City of Philadelphia, Pennsylvania.

Buyer:  as defined in the preamble to this Agreement.

Buyer Common Stock:  as defined in Section 2.2(a)(ii).

Clients: means those clients for whom Buyer, any of Buyer’s Affiliates or any Sale Entity performed services during the preceding twelve months, and

Cause:  means (i) the Shareholder's willful and continued failure (after receiving notice from the Buyer of the conduct that is the basis for termination and a reasonable period of time to cure such conduct) to substantially perform his or her material duties under the Employment Agreement (other than on account of vacation, personal time off, approved leave of absence and/or disability); (ii) the Shareholder is convicted of, or enters a plea of guilty or nolo contendere to, a felony; or (iii) in carrying out his or her duties under the Employment Agreement, the Shareholder engages in willful misconduct relating to the business of the Buyer causing material harm to the Buyer or its business, including, without limitation fraud, embezzlement and theft.

Closing:  as defined in Section 2.1.

Closing Cash Consideration: as defined in Section 2.2(a)(i).

Closing Date:  means the date of this Agreement.

Closing Stock Consideration: as defined in Section 2.2(a)(ii).

Closing Working Capital:  as defined in Section 2.3(d).

Closing Working Capital Adjustment: as defined in Section 2.3(e).

Code:  means the Internal Revenue Code of 1986, as amended.

Contract:  means each written, oral or implied contract, lease, license, note, mortgage, indenture, arrangement and other agreement (including any amendments or other modifications thereto) to which any Sale Entity is a party that is in effect as of the Closing.

Current Assets: means, as of the date of determination, the aggregate value of cash and liquid assets, accounts receivable less than 180 days overdue and deposits and accruals that may be converted into liquid assets within 360 days.

Current Liabilities: means, as of the date of determination, the aggregate value of accounts payable, prepayments and customer advances, billings in excess of completion, accrued liabilities and any other short-term liabilities.

Debt:  as defined in Section 2.4.

Determination Date: as defined in Section 2.3(e)

Environment:  means soil, surface water, groundwater, land, stream sediments and ambient air.

Environmental Action:  means any Action involving a Hazardous Discharge or any violation of any environmental Permit or Environmental Law.

Environmental Law:  means any Applicable Law concerning protection of the Environment.

Estimated Working Capital:  means EURO 232,000, which (a) represents the written good faith estimate of the consolidated working capital of Progenitor Holding as of the Closing Date as mutually agreed to by the Shareholders Representative and Buyer set forth on Exhibit A hereto, and (b) has been calculated in accordance with the Working Capital Accounting Principles and Practices.

Financial Statements:  means the Financial Statements attached hereto as Exhibit B.

General Damage Cap:  shall mean EURO 200,000.

Governmental Authority:  means any federal, state, local or foreign governmental authority, quasi governmental authority, court, regulatory or administrative organization or agency, commission and tribunal or a department, branch or division of any of the foregoing.

Hazardous Discharge:  means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances that violates any Environmental Law.

Hazardous Substance:  means any substance, compound, chemical or element that is (a) defined or classified as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, (b) a petroleum hydrocarbon or (c) regulated pursuant to any Environmental Law.

Hedging Transaction: means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

Holdback Amount:  as defined in Section 2.2(a)(iii).

Holdback Distribution Date:  as defined in Section 2.2(a)(iii).

Holdback Statement:  means a statement in the form of Exhibit C reflecting that number of shares of Buyer Common Stock in respect of the Holdback Amount to which the Shareholders are entitled after taking into account any reductions in such amount pursuant to Section 2.3(e)(ii) or Section 8.8(d).

Intellectual Property:  means the intellectual property owned, used or licensed (as licensor or licensee) by a Sale Entity that is used in its business, or in any products, service, technology or process currently offered or sold by a Sale Entity or in its business, or currently under development by a Sale Entity for use in connection with its business, including: (a) patents and patent applications, (b) registered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered copyrights, and applications for registration thereof, (d) internet domain names and (e) trade secrets.

Knowledge of the Shareholders:  means the actual knowledge, together with the knowledge that would have been obtained after reasonable investigation, of Renée E. Moore or Klaus Albrecht.

Latest Balance Sheet:  means the audited Balance Sheet of Progenitor Holding as of March 31, 2010.

Latest Balance Sheet Date:  means March 31, 2010.

Leased Properties:  as defined in Section 5.9(b).

Liability:  means with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

Lien:  means any mortgage, title defect, encumbrance, pledge, charge, security interest, hypothecation or other lien.

Loss(es):  means out-of-pocket monetary losses, damages, judgments, awards, settlements, penalties, fines, costs and expenses.

Material Adverse Effect:  with respect to any Person means any material adverse change in the business, properties, results of operations or financial condition of such Person, taken as a whole; The terms "material", "materially", or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning of "Material Adverse Effect".

Material Contracts:  as defined in Section 5.10(a).

Non-breaching Party:  means, for purposes of any claim under Article VIII of this Agreement, the Party, either the Buyer, on the one hand, or the Shareholders Representative, acting on behalf of one or more of the Shareholders, on the other hand, that has asserted a claim for Losses under Article VIII of this Agreement.

Notice of Disagreement:  as defined in Section 2.3(b)(ii).

Order:  means any order, writ, injunction, directive, judgment, determination, decree, ruling, assessment or award of any Governmental Authority or arbitrator.

Ordinary Course of Business:  means the ordinary course of business consistent with past custom and practice.

Permit:  means any license, permit, authorization, certificate of authority, qualifications or similar document or authority that has been issued or granted by any Governmental Authority.

Permitted Lien:  means with respect to a Sale Entity:

(a)           mechanics', materialmen's, banker's, carriers', warehousemen's and similar Liens arising in the Ordinary Course of Business and securing obligations of such Person that are not overdue;

(c)           Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue;

(d)           survey exceptions, easements, zoning or planning restrictions or regulations, reservations or rights-of-way for utilities and other similar purposes which do not either (i) materially interfere with the business of a Sale Entity as it is currently conducted or (ii) materially adversely affect the value of any Real Property;

(e)           interests of lessors in leased property, including filings for notification purposes; and

(f)           Liens securing executory obligations under leases of any Real Property.

Person:  any natural person, partnership, limited liability company, joint venture, association, corporation, trust, unincorporated society or association or other legal entity or Governmental Authority.

Plans: as defined in Section 5.14(a).

Preceding Twelve Months: means the twelve months immediately preceding the date of termination of employment.

Progenitor Business:  means the business(es) then-conducted by Progenitor Holding or any of the Sale Entities as well as the business(es) historically conducted by Progenitor Holding or any of the Sale Entities.

Progenitor Business Location:  means each of India, Latin America (Mexico, Central America, South America and the Caribbean) and Hong Kong.

Prospective Clients: mean persons or entities whose business was solicited by Buyer, any of Buyer’s Affiliates or any Sale Entity, during the Preceding Twelve Months.

Proposed Closing Balance Sheet:  as defined in Section 2.3(a).

Proposed Working Capital :  as defined in Section 2.3(a).

Real Property:  means any real property owned or leased by any Sale Entity.

Related Party:  means (a) each Person who owns beneficially or of record at least 5% of the outstanding equity of any Sale Entity; (b) each individual who is an officer or director of a Sale Entity; and (c) each Affiliate of any of the Persons referred to in clauses (a) or (b) above.

Representative:  means, with respect to any Person, any officer, director, employee, Affiliate, agent, representative or advisor, including any investment banker, financing source, attorney or accountant retained by such Person or any of its Subsidiaries.

Required Governmental Approvals:  means filings, notices, permits, authorizations, consents and approvals or exemptions from approvals as may be required from, with or to, any Governmental Authority, in order to consummate that transactions contemplated by this Agreement in accordance with Applicable Law.

Resolution Period:  as defined in Section 2.3(b)(iv).

Review Period:  as defined in Section 2.3(b)(i).

Sale Entities:  as defined in Section 3.1(a).

Securities Act:  means the Securities Act of 1933, as amended.

Selling Expenses:  means all of the fees and expenses of any Sale Entity through the Closing Date in connection with the consummation of the transactions contemplated hereby set forth on Exhibit C.

Shareholders Representative:  means Renée E. Moore.

Straddle Period means any complete Tax period that begins before and ends after the Closing Date.

Subsidiary:  means any corporation, trust, partnership, limited liability company or other Person in which a Person directly or indirectly owns stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interest of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of stock or ownership interests upon a liquidation or dissolution of such entity.

Target Working Capital:  means EURO 100,000.

Tax(es):  means any income, alternative, add-on minimum, capital, gross receipts, sales, use, value added, goods and service, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, custom, employment or unemployment insurance premium or contribution, employer health, or other tax of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

Tax Returns:  means all Tax returns, statements, reports and forms.

Taxing Authority:  means any Governmental Authority responsible for the administration or imposition of any Tax.

Working Capital: means Current Assets minus Current Liabilities.

1.2           Construction.

(a)          In this Agreement, unless the context otherwise requires:

(i)           any reference to "writing" or comparable expressions includes a reference to facsimile or electronic mail transmission or comparable means of communication;

(ii)         the phrases "provided", "delivered" or "made available" shall mean that the information or document referred to has been physically or electronically made available for inspection by the relevant party;

(iii)         words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(iv)        references to Articles, Sections, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(v)         references to "day" or "days" are to calendar days;

(vi)        references to "the date hereof" shall mean the date of this Agreement;

(vii)       the words "hereof", "herein", "hereto" and "hereunder", and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(viii)      this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(ix)         "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

(b)         The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.3           Exhibits and Disclosure Schedules.

The Exhibits and the Schedules are incorporated into and form an integral part of this Agreement.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE II
SALE AND PURCHASE

2.1           Sale and Purchase of Shares.

At the closing of the transactions contemplated by this Agreement (the "Closing"), which shall occur concurrently with the execution and delivery of this Agreement in the offices of Buyer (a) the Shareholders shall sell, assign and transfer to Buyer all of the Progenitor Holding Shares, free and clear of all Liens, (b) Buyer shall purchase and acquire the Progenitor Holding Shares and pay and deliver the Closing Cash Consideration in accordance with Section 2.2, and (c) the parties shall take the other actions described in this Article II.

2.2           Purchase Price

(a)            Closing Consideration.  Subject to the purchase price adjustments set forth in this Article II, in full consideration for the transfer of the Progenitor Holding Shares, Buyer shall pay or cause to be paid to Shareholders:

(i)           at the Closing, the sum of EURO 800,000, minus: (i) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital; (ii) the portion of the Selling Expenses as set forth on Exhibit A hereto which shall be paid to the applicable party set forth therein; and (iii) the amount of Debt, if any (such amount, the "Closing Cash Consideration”), which amount shall be payable by wire transfer to the Shareholders Representative in immediately available funds;

(ii)          on July 28, 2010, the sum of EURO 300,000 minus the portion of the Selling Expenses set forth on Exhibit A hereto which shall be paid to the applicable party set forth therein;

(iii)         sixty (60) days after Closing, Buyer shall issue to the Shareholders (to be allocated in accordance with Schedule 4.2) shares of common stock of Buyer (“Buyer Common Stock”) having an aggregate value of EURO 375,000, with each share being valued at the greater of (A) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after the date of Closing or (B) $2.50 (the “Closing Stock Consideration”).  For purposes of calculating the Closing Stock Consideration the USD share value shall be translated to EUROs using the exchange rate of  USD 1.292 : EURO 1.00; and

(iv)         subject to any amounts due Buyer from the Shareholders pursuant to Section 2.3(e)(ii) or Section 8.8(d), eighteen (18) months after Closing (the “Holdback Distribution Date”), Buyer shall (x) pay, or cause to be paid to the Shareholders, the sum of EURO 150,000 (to be allocated in accordance with Schedule 4.2), and (y) issue to the Shareholders (to be allocated in accordance with Schedule 4.2) shares of Buyer Common Stock having an aggregate value of EURO 75,000, with each share being valued at the greater of (A) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after the date of Closing or (B) $2.50 (collectively, the “Holdback Amount”).

(b) 2010 Earnout Shares.  On or prior to February 28, 2011, Buyer shall prepare and deliver to Shareholders Representative a detailed calculation of Progenitor Business’s consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2010, calculated under U.S. GAAP, excluding (i) any administrative charges, management fees, corporate overhead or similar expenses or allocated to the Progenitor Business, that are inconsistent with the historical financial charges for comparable expenses and (ii) any costs and expenses of the Buyer (including expenses of the Progenitor Business) after Closing relating to the determination and payment of adjustments to the Purchase Price or 2010 Earnout Consideration hereunder (the “2010 EBITDA”).  Without limiting the foregoing, for purposes of such calculation, the Progenitor Business’s consolidated earnings before interest, taxes, depreciation and amortization shall include (i) all earnings of the Buyer and any of its subsidiaries in any Progenitor Business Location and (ii) the full salary and bonus paid to the Shareholders by the Buyer, the Buyer’s Affiliates or any Sale Entity.  For a period of 30 days after receipt by Shareholders Representative of the 2010 EBITDA calculation, Shareholders Representative, on behalf of the Shareholders, shall have the right to review such calculation and, in connection therewith, shall have access during normal business hours, to the books and records (including any accountants work papers) of each Sale Entity. Unless Buyer shall receive notice from Shareholders Representative within such 30-day period to the effect that the Shareholders dispute the 2010 EBITDA calculation prepared by Buyer, such calculation shall be final, conclusive and binding on the parties hereto, and on or prior to April 30, 2011 Buyer shall issue to Shareholders the earnout consideration set forth below (the “2010 Earnout Consideration”) minus the portion of the Selling Expenses set forth on Exhibit A hereto which shall be paid to the applicable party set forth therein, provided, however that in no event shall the 2010 Earnout Consideration be greater than EURO 1,000,000:

(i) Subject to any amounts due Buyer from the Shareholders pursuant to Section 8.8(e) or 8.8(f), if 2010 EBITDA is equal to or greater than EURO 400,000, the 2010 Earnout Consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 2.2 by the 2010 EBITDA, and (B) the number of shares of common stock of Buyer equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 2.2 by the 2010 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2010 to February 28, 2011 or $3.00.  For purposes of calculating the 2010 Earnout Consideration the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2010 to December 31, 2010

(ii) Subject to any amounts due Buyer from the Shareholders pursuant to Section 8.8(e) or 8.8(f), if 2010 EBITDA is equal to or greater than EURO 200,000 but less than EURO 400,000, the 2010 Earnout Amount shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 1.5 by the 2010 EBITDA, and (B) the number of shares of common stock of Buyer equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 1.5 by the 2010 EBITDA by (2) the greater of the  average daily closing price of the Company’s common stock from December 1, 2010 to February 28, 2011 or $3.00.  For purposes of calculating the 2010 Earnout Consideration the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2010 to December 31, 2010.

 (iii) If 2010 EBITDA is less than EURO 200,000, the 2010 Earnout Consideration shall be zero.

If Buyer receives notice from Shareholders Representative within the aforementioned 30-day period that Shareholders Representative disputes the 2010 EBITDA calculation prepared by Buyer, then Buyer and Shareholders Representative shall promptly thereafter meet in good faith to attempt to resolve the dispute. Any notice from Shareholders Representative to Buyer disputing the 2010 EBITDA calculation as aforesaid shall specify in reasonable detail the nature and amount of said dispute. If and to the extent Buyer and Shareholders Representative resolve such dispute, then (x) such resolution shall be set forth in a writing signed by Buyer and Shareholders Representative, and (y) if such resolution would require Buyer to issue 2010 Earn Out Consideration to the Shareholders pursuant to this subsection 2(b), then Buyer shall issue such consideration on the later of April 30, 2011 or within five (5) days of the date of the resolution.  If and to the extent Buyer and Shareholders are unable to agree upon a resolution of the dispute within 30 days after receipt by Buyer of Shareholders Representative’s notice regarding the existence of such dispute, then the lower amount suggested by the Parties shall be paid immediately, and the remaining amount of such dispute shall be resolved by an independent nationally recognized accounting firm selected by the same procedures set forth in section 2.3 below.  The selected Accounting Firm shall act as expert and not as arbitrator and whose determination shall be final and binding pursuant to the same procedures and effect as set forth in section 2.3 below.

(c) 2011 Earnout Shares. On or prior to February 28, 2012, Buyer shall prepare and deliver to Shareholders Representative a detailed calculation of Progenitor Business’s consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2011, calculated under U.S. GAAP, excluding (i) any administrative charges, management fees, corporate overhead or similar expenses charged or allocated to the Progenitor Business, that are inconsistent with the historical financial charges for comparable expenses and (ii) any costs and expenses of the Buyer (including expenses of the Progenitor Business) after Closing relating to the determination and payment of adjustments to the Purchase Price, 2010 Earnout Consideration or 2011 Earnout Consideration hereunder (the “2011 EBITDA”).  Without limiting the foregoing, for purposes of such calculation, the Progenitor Business’s consolidated earnings before interest, taxes, depreciation and amortization shall include all earnings of the Buyer and any of its subsidiaries in any Progenitor Business Location.  For a period of 30 days after receipt by Shareholders Representative of the 2011 EBITDA calculation, Shareholders shall have the right to review such calculation and, in connection therewith, shall have access during normal business hours, to the books and records (including any accountants work papers) of each Sale Entity. Unless Buyer shall receive notice from Shareholders Representative within such 30 day period to the effect that the Shareholders dispute the 2010 EBITDA calculation, the calculation shall be final, conclusive and binding on the parties hereto and thereafter, on or prior to, April 30, 2012 Buyer shall issue to Stockholders earnout consideration as follows (the “2011 Earnout Consideration”) minus the portion of the Selling Expenses set forth on Exhibit A hereto which shall be paid to the applicable party set forth therein, provided, however that in no event shall the 2011 Earnout Consideration be greater than EURO 1,000,000 or the aggregate amount of the 2010 Earnout Consideration and the 2011 Earnout Consideration be greater than EURO 1,500,000:

(i) Subject to any amounts due Buyer from the Shareholders pursuant to Section 8.8(e) or 8.8(f), if 2011 EBITDA is equal to or greater than EURO 450,000, the 2011 Earnout Consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 2.2 by the 2011 EBITDA, and (B) the number of shares of common stock of Buyer equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 2.2 by the 2010 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2011 to February 28, 2012 or $3.00.  For purposes of calculating the 2011 Earnout Consideration the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2011 to December 31, 2011.

(ii) Subject to any amounts due Buyer from the Shareholders pursuant to Section 8.8(e) or 8.8(f), if 2011 EBITDA is equal to or greater than EURO 250,000 but less than EURO 450,000, the 2011 Earnout Amount shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 1.5 by the 2011 EBITDA, and (B) the number of shares of common stock of Buyer equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 1.5 by the 2011 EBITDA by (2) the greater of the  average daily closing price of the Company’s common stock from December 1, 2011 to February 28, 2012 or $3.00.  For purposes of calculating the 2011 Earnout Consideration the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2011 to December 31, 2011.

(iii) If 2011 EBITDA is less than EURO 250,000, the 2011 Earnout Consideration shall be zero.

If Buyer receives notice from Shareholders Representative within the aforementioned 30-day period that Shareholders dispute the 2011 EBITDA calculation, then Buyer and Shareholders Representative shall promptly thereafter meet in good faith to attempt to resolve the dispute. Any notice from Shareholders Representative to Buyer disputing the 2011 EBITDA calculation as aforesaid shall specify in reasonable detail the nature and amount of said dispute. If and to the extent Buyer and Shareholders resolve any such dispute, then (x) such resolution shall be set forth in a writing signed by Buyer and Shareholders Representative, and (y) if such resolution would require Buyer to issue 2011 Earnout Consideration to the Shareholders pursuant to this subsection 2.2(c), then Buyer shall issue such consideration on the later of April 30, 2012 or within five (5) days of the date of the resolution.  If and to the extent Buyer and Shareholders are unable to agree upon a resolution of the dispute within 30 days after receipt by Buyer of Shareholders Representative’s notice regarding the existence of such dispute, then the lower amount suggested by the Parties shall be paid immediately, and the remaining amount of such dispute shall be resolved by an independent nationally recognized accounting firm selected by the same procedures set forth in section 2.3 below.  The selected Accounting Firm shall act as expert and not as arbitrator and whose determination shall be final and binding pursuant to the same procedures and effect as set forth in section 2.3 below.

(d)            Certain Covenants.  If, after the Closing Date, until December 31, 2011, the Buyer (whether through Progenitor Holding, through one of the Sale Entities or independently thereof) or any of its Affiliates acquires, forms or incorporates a business of principally and substantially similar nature to the Progenitor Business located within the Progenitor Business Location, the earnings of any such business shall, for the purpose of calculating the 2010 Earnout Consideration and the 2011 Earnout Consideration, be included in the calculation of 2010 EBITDA or the 2011 EBITDA, respectively.  From the Closing Date through December 31, 2011, the Buyer shall (i) assist in the efforts to achieve the conditions to the payment of the 2010 Earnout Consideration and the 2011 Earnout Consideration, and (ii) not take, or permit any of its Affiliates to take, any action if such action is taken with the principal purpose of reducing the 2010 EBITDA, the 2011 EBITDA, the 2010 Earnout Consideration or the 2011 Earnout Consideration.

(e)            Acceleration of Payment.  If, at any time prior to December 31, 2010, (i) the employment of either Renée E. Moore or Klaus Albrecht is terminated by the Buyer without “Cause”, or (ii) the Buyer materially breaches any of its covenants in Section 2.2(d) above, in any case, the maximum aggregate amount of the 2010 Earnout Consideration and the 2011 Earnout Consideration shall be deemed to be fully achieved and an amount equal to EURO 1,500,000 shall be immediately due and payable to the Shareholders.  If, at any time after December 31, 2010 but prior to December 31, 2011, (i) the employment of either Renée E. Moore or Klaus Albrecht is terminated by the Buyer without “Cause”, or (ii) the Buyer materially breaches any of its covenants in Section 2.2(d) above, in any case, the maximum aggregate amount of the 2011 Earnout Consideration shall be deemed fully achieved and an amount equal to EURO 1,000,000 shall be immediately due and payable to the Shareholders; provided, however, that in no event shall the aggregate amount if the 2011 Earnout Consideration be greater than EURO 1,000,000 or the aggregate amount of the 2010 Earnout Consideration and the 2011 Earnout Consideration be greater than EURO 1,500,000. If, at any time prior to December 31, 2011, all or a material portion of the Progenitor Business (including any material portion of the assets of the Progenitor Business) is sold or transferred to a third party or otherwise discontinued by the Buyer or any of its Affiliates, the Buyer and the Shareholders shall jointly appoint a transaction or financial professional (the “Expert”) chosen by mutual written agreement of the Buyers and the Shareholder’s Representative who shall determine the estimated EBITDA for the subject year, taking into account prior performance of the Progenitor Business, the Progenitor Business’s backlog under contract, the Progenitor Business’s prospects and pipeline of work, and the 2010 Earnout Consideration and/or the 2011 Earnout Consideration for the subject period(s) shall be determined with reference to such estimate and such amount shall be immediately due and payable to the Shareholders Representative upon the determination of the same by the Expert.  The Buyer shall pay up to EURO 50,000 of the fees and expenses charged by the Expert in connection with its work in making such determination and the Buyer and Shareholders will split any remaining amounts.

(f)            Issuance of Buyer Common Stock.  In the event that any provision of this Agreement would require the Buyer to issue shares of Buyer Common Stock in excess of 19.99% (in the aggregate) of its then-currently issued and outstanding Buyer Common Stock, then, the Buyer may either (i) issue such shares of Buyer Common Stock pursuant to the relevant provisions of this Agreement, or (ii) pay to the Shareholders, within the relevant timeframe(s) required for the issuance of the respective shares of Buyer Common Stock, an amount in cash equal to the value of any shares of the Buyer Common Stock due to the Shareholders.

2.3           Closing Working Capital Adjustment.

(a)           Within 60 days following the Closing Date, Buyer shall prepare and deliver to the Shareholders Representative an unaudited balance sheet of Progenitor Holding (on a consolidated basis) as of the Closing Date (the "Proposed Closing Balance Sheet"), which shall include a statement of the Working Capital of Progenitor Holding (on a consolidated basis) (the "Proposed Working Capital ").  The Proposed Closing Balance Sheet and the Proposed Working Capital shall be calculated in accordance with local GAAP and accrual principles that have been approved by Buyer..

(b)           (i)           The Shareholders Representative shall have 30 days after the receipt of the Proposed Closing Balance Sheet and Proposed Working Capital (the "Review Period") to review the Proposed Working Capital and, in connection therewith, shall have access during normal business hours, to the work papers and other documents generated or reviewed by Buyer in connection with, and to the books and records of each Sale Entity related to the preparation of, the calculation of the Proposed Working Capital.

(ii)           If, within the Review Period, the Shareholders Representative disputes any item(s) of the Proposed Working Capital, the Shareholders Representative shall give Buyer written notice of such disagreement prior to the expiration of the Review Period identifying in reasonable detail the item(s) and amount(s) in dispute and the basis for such dispute (the "Notice of Disagreement").

(iii)           If the Shareholders Representative either (A) does not deliver a Notice of Disagreement to Buyer prior to the expiration of the Review Period, or (B) otherwise manifests in writing its agreement with such calculation prior to the expiration of the Review Period, the Proposed Working Capital shall be deemed final and binding on Buyer, the Shareholders Representative and all Shareholders and shall be used to determine the Working Capital Adjustment.

(iv)           Buyer and the Shareholders Representative shall use their commercially reasonable efforts to reach agreement with respect to any disputed items within 15 days following the delivery of the Notice of Disagreement, or such longer period as may be agreed upon by such Persons (the "Resolution Period").  If Buyer and the Shareholders Representative mutually agree upon the Proposed Working Capital, and any revisions thereto, within the Resolution Period, such agreement when set forth in writing signed by Buyer and Shareholders Representative shall be conclusive and binding on all parties.

(c)           If Buyer and the Shareholders Representative fail to resolve all disputes with respect to the Proposed Working Capital within the Resolution Period, the unresolved dispute(s) shall be submitted for resolution within ten days after the expiration of the Resolution Period to, and finally determined by, an independent nationally recognized accounting firm, selected by mutual written agreement of Buyer and Shareholders Representative, which is not then providing, and has not provided at any time during the period commencing one year prior to the Closing Date through their determination pursuant to this Paragraph 2.3(c), services to any party to this Agreement, any of the Sale Entities or any of their respective subsidiaries or affiliates (the "Accounting Firm"), which shall act as expert and not as arbitrator and whose determination shall be final and binding.  Upon its appointment, the Accounting Firm shall certify to Buyer and Shareholders Representative in writing that it satisfies the foregoing qualifications.  If Buyer and Shareholders Representative are unable to agree on a mutually acceptable

Accounting Firm during the aforesaid 15-day period, then such Accounting Firm shall be selected, within ten days thereafter, by mutual agreement of Buyer’s independent public accountants and Progenitor Holding’s independent public accountants, joint notice of which appointment shall be provided by such accountants to Buyer and Shareholders Representative.  Unless otherwise agreed by Buyer and Shareholders Representative, Buyer and Shareholders Representative, on behalf of the Shareholders, shall each have the opportunity to make a written submission to the Accounting Firm with respect to the disputed amounts or items in the Proposed Working Capital, setting forth their positions and analysis, along with reasonable supporting documentation, provided that such submissions must be made within ten business days after either (x) the date on which Buyer and Shareholders Representative mutually agree to such Accounting Firm, or (y) the date on which Buyer and Shareholders Representative, respectively, receive the aforesaid joint notice of the appointment of the Accounting Firm, as the case may be.  Unless otherwise agreed in writing by Buyer, Shareholders Representative and the Accounting Firm, the Accounting Firm shall resolve the disputes based solely on the written submission or submissions received by the Accounting Firm, and there shall be no oral presentations.  The Accounting Firm's determination of such dispute(s) shall be made in a manner consistent with the Working Capital Accounting Principles and Practices in a detailed writing delivered not later than forty-five (45) days after the submission of the same to such Accounting Firm (the “Determination Date”), and shall be conclusive and binding on all parties.  The Accounting Firm shall allocate its fees and costs associated with such determination equally between Buyer, on the one hand, and the Shareholders, on the other hand (pro rata in accordance with Schedule 4.2), and Buyer and Shareholders agree to promptly pay the Accounting Firm such amounts.

(d)         The Proposed Working Capital mutually agreed to by Buyer and the Shareholders Representative or otherwise as finally determined pursuant to this Section 2.3 shall be referred to as the “Closing Working Capital”.

(e)         Subject to the provisions of Section 2.3(f), if the Closing Working Capital is different from the Estimated Working Capital (such difference, a "Closing Working Capital Adjustment"), then:

(i)           if the Closing Working Capital is greater than the Estimated Working Capital, then Buyer shall pay or cause to be paid an amount in cash equal to such excess. Such amount shall be paid by Buyer within five (5) Business Days of the Determination Date by wire transfer of immediately available funds to an account designated in writing by the Shareholders Representative to Buyer, and Shareholders  Representative shall allocate such payment to Shareholders in accordance with Schedule 4.2, or

(ii)          if the Closing Working Capital is less than the Estimated Working Capital, the Shareholders shall not be entitled to receive that number of shares of Buyer Common Stock equal to such amount from the Holdback Amount, and the Buyer shall reduce the Holdback Amount reflected on the Holdback Statement by an amount equal to such shortfall.

(iii)         The aggregate amount of any Closing Working Capital Adjustment shall be treated for income tax purposes as an adjustment to the Purchase Price.

2.4           Debt

It is the intention of the parties that, at the Closing Date, no Sale Entity will have any liabilities for borrowed money (excluding borrowing solely from other Sale Entities) (collectively, “Debt”).  In the event any Sale Entity has any Debt outstanding at the Closing Date, the amount of the Closing Cash Consideration shall be reduced by the amount of the Debt, and the Buyer shall use such proceeds promptly to satisfy the Debt.

2.5           Adjustment to Purchase Price for Amounts Paid Pursuant to Article VIII.

All amounts paid (a) by Buyer to or for the benefit of the Shareholders pursuant to Article VIII or (b) by any one or more of the Shareholders to the Buyer pursuant to Article VIII, will be treated as adjustments to the purchase price, unless otherwise required by Applicable Law.

ARTICLE III
CLOSING DELIVERIES

3.1           Deliveries by the Shareholders.

At the Closing, the Shareholders shall deliver or cause to be delivered to Buyer the following items:

         (a)           The stock certificates representing the Progenitor Holding Shares and all of the stock certificates representing all of outstanding equity interests of each of Progenitor Clinical Research Pvt Ltd. a corporation organized under the laws of India (“Progenitor India”), Progenitor International Research Corp., a Florida corporation (“Progenitor USA”), Progenitor International Research SA, a corporation organized under the laws of Panama (“Progenitor Panama”), Progenitor International Research SA, a corporation organized under the laws of Argentina (“Progenitor Argentina”), Progenitor International Research GmbH, a corporation organized under the laws of Switzerland (“Progenitor Switzerland”), Progenitor International Research SA, a corporation organized under the laws of Mexico (“Progenitor Mexico”) and Progenitor International Research S.A., Agencia en Chile a corporation organized under the laws of Chile (“Progenitor Chile”), and Progenitor International Research, a corporation organized under the laws of Hong Kong (“Progenitor Hong Kong”) (Progenitor Holding, Progenitor India, Progenitor USA, Progenitor Panama, Progenitor Argentina, Progenitor Switzerland, Progenitor Mexico, Progenitor Chile and Progenitor Hong Kong are individually referred to herein as a “Sale Entity” and collectively as the “Sale Entities”), with duly executed stock powers attached in proper form for transfer;

(b)           Invoices reflecting the Selling Expenses;

(c)           A certificate of an officer of each of the Sale Entities certifying as to By-laws or similar documentation of such entity;

(d)           Written resignations of the Shareholders as officers and directors of each of the Sale Entities;

(e)            Original corporate records, minute books and stock record books of each of the Sale Entities;

(f)             Evidence of receipt of all material consents and Required Governmental Approvals, if any;

(g)            Employment Agreements duly executed by each of the Shareholders substantially in the form attached hereto as Exhibit C (the “Employment Agreements”); and

 (h)           all such further documents, instruments and agreements which may be reasonably requested by Buyer or its counsel to effect and carry out any provision of this Agreement.

3.2           Deliveries by the Buyer.

At the Closing, the Buyer shall deliver or cause to be delivered to Shareholders Representative the following items:

(a)           The Cash Consideration paid in accordance with Section 2.2;

(b)           A Promissory Note in the Form of Exhibit D hereto;

(b)           The Employment Agreements duly executed by Buyer; and

(c)           A certificate, duly executed by an authorized Secretary or Assistant Secretary of the Buyer, dated the Closing Date, to the effect that the resolutions adopted by the board of directors of the Buyer authorizing this Agreement and the transactions contemplated hereby were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions (as attached to such certificate) remain in full force and effect, and have not been amended, rescinded or modified.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

As material inducement to Buyer to enter into this Agreement and to close the transactions contemplated hereby, each of the Shareholders jointly and severally represents and warrants to Buyer on the date hereof as follows:

4.1           Authorization.

Shareholders have the requisite power and authority or capacity to execute, deliver and enter into this Agreement and all agreements contemplated hereby to be executed and delivered by the Shareholders.  The execution, delivery and performance by the Shareholders of this Agreement and all agreements contemplated hereby to be executed and delivered by the Shareholders have been duly authorized by all necessary action on the part of the Shareholders.  This Agreement has been duly executed and delivered by each Shareholder and, assuming that this Agreement constitutes a valid and binding obligation of the Buyer, constitutes the binding obligation each Shareholder, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors' rights generally now or hereafter in effect and (ii) the application of equitable principles and the availability of equitable remedies.

4.2           Title.

(a)           The Shareholders (i) are the record and beneficial owners of their respective shares of Progenitor Holding set forth opposite their name on Schedule 4.2, (ii) have full power, right and authority, and any approval required by Applicable Law, to make and enter into this Agreement and to sell, assign, transfer and deliver their respective shares to Buyer, and (iii) have good, marketable and valid title to their respective hares, free and clear of all Liens.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer will acquire good, marketable and valid title to all of the Progenitor Holding Shares, free and clear of all Liens, other than Liens created by Buyer.  There are no restrictions on Shareholder’s right to transfer the Progenitor Holding Shares to Buyer at Closing pursuant to this Agreement.

4.3           Agreement Not in Breach of Other Instruments Affecting Shareholder.   The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by each Shareholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement, governing documents or other instrument by any Shareholder is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

4.4           Investment Intent.

(a)           Each of the Shareholders will acquire shares of common stock of the Buyer hereunder for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution or public offering thereof in violation of Applicable Laws relating to securities.

(b)           Each of the Shareholders qualifies as an "accredited investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c)           Each of the Shareholders understands that the shares of common stock of Buyer that may be issued hereunder have not been and will not be registered under the Securities Act or any other Applicable Law.  Each of the Shareholders acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or an exemption therefrom and without compliance with any other provision of Applicable Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO
SALE ENTITIES

As material inducement to Buyer to enter into this Agreement and to close the transactions contemplated hereby, each of the Shareholders jointly and severally represents and warrants to Buyer on the date hereof as follows:

5.1           Organization and Authority.

Each of the Sale Entities is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.  Each of the Sale Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified or licensed, except where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect.  The minute books and stock records or similar documentation of each Sale Entity are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing.  True, correct and complete copies of each Sale Entities’ minute books and stock records or similar documentation, including, but limited to the organizational, charter or similar documents, certificate of incorporation and bylaws, or similar documentation, each as amended  to date (the "Organizational Documentation"), have been delivered to, or made available for inspection by Buyer.  None of the Sale Entities is in default under or in violation of any provision of its Organizational Documentation.

5.2           No Subsidiaries.

Except as set forth in Schedule 5.2, no Sale Entity has any direct or indirect equity ownership in any other Person.

5.3           Capital Stock.

(a)           Each of (i) the authorized capital stock of each Sale Entity and (ii) the issued and outstanding shares of capital stock of each Sale Entity is set forth on Schedule 5.3.  Each issued and outstanding share of stock of each Sale Entity has been duly authorized and validly issued and is fully paid and nonassessable.

(b)           Except as set forth on Schedule 5.3(b), there are no (i) outstanding securities convertible or exchangeable into shares of capital stock of any of the Sale Entities, (ii) options, warrants, calls, subscriptions, claims of any character, or other rights (including unsatisfied pre-emptive rights), agreements or commitments obligating a Sale Entity to issue, transfer or sell any shares of its capital stock, or (iii) voting trusts or other agreements or understandings to which a Sale Entity is a party or by which a Sale Entity  is bound with respect to the voting, transfer or other disposition of its shares of capital stock.  There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to each Sale Entity any of its securities.  No Person has a right or obligation to purchase any shares of stock of any Sale Entity.

5.4           No Conflicts.

Except as set forth in Schedule 5.4, the execution and delivery of this Agreement by the Shareholders, and any other agreement or certificate of a Shareholder  executed and delivered in accordance with the terms hereof do not, and the performance by the Shareholders of its obligations under this Agreement, and such other agreements or certificates and the consummation of all of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with or result in a breach of any provision of the articles of incorporation or code of regulations, or similar documentation, of any Sale Entity; (b) require any Sale Entity to obtain the consent, waiver, approval, or authorization of, or any Sale Entity to make a registration, declaration or filing with, any Person or Governmental Authority; and (c) with or without the giving of notice or the passage of time or both, (i) violate or conflict with, or (ii) result in a breach or termination of, or (iii) constitute a default under, or grounds for the modification or cancellation of, or (iv) result in the imposition of any penalty or revocation or suspension of rights under, or (v) accelerate or permit the acceleration of the performance required by, or (vi) result in the creation of any Liens, except Permitted Liens, upon any of the assets of any Sale Entity, or otherwise give rise to any Liability under, any Material Contract, Permit or any Applicable Law to which any Sale Entity is a party or by which  or any of its assets may be bound or governed.

5.5           Financial Statements.

Shareholders have provided the Financial Statements of Progenitor Holding (on a consolidated basis with Progenitor India, Progenitor USA, Progenitor Panama, Progenitor Argentina, Progenitor Switzerland and Progenitor Hong Kong) to Buyer.  For the respective periods covered therein, the Financial Statements: (a) present fairly and accurately in all material respects the financial position of Progenitor Holding, on a consolidated basis, at such dates and the results of operations, shareholders equity and statements of cash flow for the respective periods ended on such dates; and (b) with respect to those portions of the Financial Statements regarding any Sale Entity, were prepared in accordance with GAAP standards of the jurisdiction of organization and operation of such Sale Entity, consistently applied during the relevant periods.

5.6           Taxes.

Except as disclosed in Schedule 5.6:

(a)          Each Sale Entity has duly and timely filed all Tax Returns that it was required to file and has timely paid all Taxes due and owing, whether or not shown as due on such Tax Returns.  All such Tax Returns are correct and complete.

(b)         All Taxes due on or before the date hereof for which no Tax Return is required have been paid when due in a timely fashion.

(c)         No Sale Entity has agreed to any extension or waiver of the statute of limitations or reassessment period applicable to any Tax Return, or agreed to any extension of time with respect to a Tax adjustment, assessment, reassessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)         No Sale Entity is a party to any Tax allocation or sharing agreement.

(e)         Each Sale Entity has withheld and remitted all Taxes required to have been withheld and remitted under Applicable Law in connection with any amounts paid or owing to any present or former director, officer, employee, independent contractor, creditor, stockholder, member, non-resident or other third party.

(f)          There are no Liens for unpaid Taxes on the assets of any Sale Entity, except Liens for current Taxes not yet due and payable.

(g)         No Taxing Authority has asserted, or, to the Knowledge of the Shareholders, threatened to assert, any adjustment, deficiency or assessment for any Taxes against any Sale Entity; none of the Tax Returns referred to in clause (a) hereof were or are under examination or investigation by any Taxing Authority; and no basis exists for any such adjustment, deficiency or assessment which would result in additional Taxes owed by any Sale Entity for any period for which Tax Returns have been filed since December 31, 2009.  Shareholders have made available to Buyer correct and complete copies of all Tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by each Sale Entity or statements of deficiencies for which any Sale Entity may be liable since December 31, 2005.

(h)         There is no Action pending or, to the Knowledge of the Shareholders, threatened against any Sale Entity in respect of any Tax.

(i)           No Sale Entity has received notice of any claim by a Taxing Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that Taxing Authority.

(j)           No Sale Entity has any income or gain that may be reportable for a period ending after the date hereof or the Closing Date without the receipt of an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the date hereof or the Closing Date.

5.7           Conduct of Business.

Except (a) for the transactions contemplated by, and actions taken in connection with this Agreement, (b) for actions taken in the Ordinary Course of Business or (c) as set forth in Schedule 5.7, since the Latest Balance Sheet Date, no Sale Entity has:

(i)            sold, assigned, transferred, leased or otherwise disposed of any of its assets, or canceled any debts or claims;

(ii)           subjected to any Liens, except Permitted Liens, any of its assets;

(iii)          waived, released or compromised any claims or rights of material value under, or terminated or materially modified, any Material Contract;

(iv)          entered into any material settlement, compromise or consent with respect to any Action;

(v)           declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock;

(vi)          entered into any Material Contracts;

(vii)         adopted or (except as otherwise required by Applicable Law or any existing Contract) amended, any Plan;

(viii)        increased the compensation, fees or other remuneration payable or to become payable to any of its independent contractors, consultants or agents;

(ix)           issued or sold shares of stock or securities convertible into shares of stock;

(x)          announced any material change in the form or manner of distribution of any of its products or services; or

(xi)         materially changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements;

5.8           Title to Assets.

Each Sale Entity has good, valid and marketable title to all personal property (including, but not limited to the Intellectual Property) that it purports to own and valid leasehold interests in all of the real and personal property that it purports to lease, free and clear of all Liens, except Permitted Liens.  No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the Knowledge of the Shareholders, threatened. Each Sale Entity is the owner, lessee or licensee of all the personal property now located in or upon the premises occupied by the Sale Entity and of all personal property that it uses in the operation of its business.   Except as set forth in Schedule 5.8, none of the assets of any Sale Entity is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets.  The assets and properties owned or leased by each Sale Entity are in good state of repair and operating condition and do not require any repairs other than normal routine maintenance to maintain such property in a good state of repair and operating condition.

5.9           Real Property.

(a)         No Sale Entity owns any real property.

(b)         No Sale Entity has any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 5.9(b) which any Sale Entity, as tenant (the "Leased Properties").  Except as set forth on Schedule 5.9(b), all Leased Properties are available to be used without restriction in the conduct and operation of the business.  The Leased Properties are in good operating condition and repair and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair.

(c)         No Sale Entity has received any written notice from any insurance company which has issued a policy with respect to any of the Leased Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Leased Properties, except for any written notices as to which all defects and suggested repairs, alterations or other work have been fully performed.

(d)         There are no property management, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Leased Properties that will burden Buyer after the date hereof, except as disclosed and Schedule 5.9(d).

(e)         All certificates of occupancy or similar documentation and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction over the Leased Properties to the extent required to be obtained by the tenant under the Leases for the Leased Properties and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Leased Properties, have been paid for (to the extent applicable), are unconditional, valid and in full force and effect, and will not be invalidated, violated or otherwise materially adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein.  Each Sale Entity is in material compliance with all Applicable Laws applicable to the use and occupancy by a tenant of the Leased Properties which it operates its business.

(f)     (i)  All leases and any and all amendments and supplements thereto (collectively, the "Leases") of the Leased Properties, whether oral or written, are disclosed on Schedule 5.9 (f)(i), including for each its date, the name of the landlord (and owner if different from the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment date and the lease expiration date; (ii) Shareholders have delivered to Buyer true, correct and complete copies of all Leases, and all such non-disturbance agreements; (iii) No Sale Entity  has assigned any Lease or any interest therein or subleased any portion of the Leased Properties;

(iv) each Lease is in full force and effect; (v) each Sale Entity is paying its rent currently and has not asserted any claim for set-off against rent which has not been resolved; (vi) no Sale Entity is, and, each landlord under any Lease is not, to the Knowledge of the Shareholders, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by a Sale Entity or any landlord under any Lease; and (G) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.

5.10         Material Contracts.

(a)          Schedule 5.10(a) sets forth a list of each of the following Contracts to which  any Sale Entity is a party to, or bound by, any of the following (the "Material Contracts"):

(i)           a Contract that involves performance of services or delivery of goods or materials by or to the Sale Entity of an amount or value in excess of EURO 25,000 in any 12-month period;

(ii)         a Contract with respect to indebtedness for borrowed money or any other debt of the Sale Entity, all related security agreements and collateral documents, including any Contract for any commitment for future loans, credit or financing, and all other Contracts that create a Lien on any property or asset of the Sale Entity;

(iii)        a Contract with respect to a power of attorney, guaranty, surety arrangement or other commitment granted by the Sale Entity to or for the benefit of any third party;

(iv)        a Contract of with respect to the retention or employment of any employee or contractor of a Sale Entity in excess of EURO 50,000;

(v)         a Contract with any Shareholder, optionholder or director of any Sale Entity or any Affiliate of such Persons;

(v)         a Contract relating to the licensing of any material Intellectual Property by or to a Sale Entity (except shrink wrap and click wrap licenses to software and other packaged media) that are listed on Schedule 5.11(b);

(vi)        a guarantee of a payment by any Person;

(vii)       a Contract with investment bankers;

(viii)      a Contract that restricts the Sale Entity from engaging or competing in any business or in any location or from soliciting clients, employees or other service providers or, except for Contracts entered into in the Ordinary Course of Business, a Contract which requires the Sale Entity to maintain the confidentiality of any material matter;

(ix)         a partnership or joint venture Contract;

(x)          a Contract containing change of control, success fee, retention or similar bonus payments or benefits, or providing for benefits that will be increased, or providing for the vesting of benefits that will be accelerated, that would be triggered by the closing of the transactions contemplated by this Agreement; or

(xi)         any Contract identified in Schedule 5.9.

Shareholders have made available for inspection by Buyer a correct and complete copy of each written Material Contract.

(c)         All Material Contracts are valid and binding agreements, in full force and effect and enforceable against the respective Sale Entity and the other parties thereto in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

(d)         The applicable Sale Entity and all other parties to all of the Material Contracts have performed all obligations required to be performed to date under the Material Contracts and neither the applicable Sale Entity or, to the Knowledge of the Shareholders, any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default by the applicable Sale Entity thereunder or otherwise would permit the acceleration of any material obligation of any party to any Material Contract or the creation of a material Lien upon any of the assets of any Sale Entity.  There is no event condition or act (including the consummation of the transactions contemplated by this Agreement), with or without the giving of notice, the lapse of time, or both, that will result in an impairment or termination of, or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Material Contact.  No Sale Entity has received written notice of the pending or threatened cancellation, revocation, termination or amendment of any of Material Contract.

(e)         No condition exists or has occurred with respect to any contract (written or oral) between any Sale Entity and any present or prior sponsor or client which would give rise to a claim for damages thereunder for any acts or omissions prior by any Sale Entity prior to Closing.

5.11	Intellectual Property.

(a)          Schedule 5.11(a) lists all of the patents and patent applications, registered trademarks and service marks, pending trademark and service mark registration applications, intent-to-use registrations or similar reservations of marks, registered copyrights and applications for registration thereof and internet domain names, of any Sale Entity (the “IP”).  Except as set forth of Schedule 5.11(a), the Sale Entity listed on Schedule 5.11(a) is the sole and exclusive owner of the IP listed thereon and has the sole and exclusive right to use such IP.

(b)         Schedule 5.11(b) lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property which are material to the business of each Sale Entity or the Sale Entities taken as a whole, including (i) licenses by any Sale Entity to any Person of any such Intellectual Property other than licenses granted to customers in the Ordinary Course of Business, and (ii) all licenses by any other Person to any Sale Entity of any such Intellectual Property (except shrink wrap and click wrap licenses to software and other packaged media) which are necessary for the conduct of the business of the applicable Sale Entity.

(c)         Each Sale Entity has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary for the conduct of its business.

(d)         No Sale Entity has received notice that it has infringed upon, misappropriated or misused, any Intellectual Property or proprietary information of another Person.  There are no pending or, to the Knowledge of the Shareholders, threatened actions against any Sale Entity contesting or challenging the validity, ownership or use of the Intellectual Property.  To the Knowledge of the Shareholders, no Person is infringing upon, misappropriating, or otherwise violating any Sale Entities rights to the Intellectual Property.  No trademark owned by any Sale Entity is involved in any opposition, invalidation or cancellation proceeding, and, to the Knowledge of the Shareholders, no such proceeding is threatened.

(e)         Each Sale Entity has the right to use, or is indemnified for or otherwise protected from any risk for using, the computer software used by the applicable Sale Entity in connection with its businesses.   There is no claim or proceeding asserted or, to the Knowledge of the Shareholders, threatened in which infringement by such software upon the rights of any third parties is alleged.  Each Sale Entity has complied in all material respects with all of its software license agreements.  Except as set forth on Schedule 5.11(e), no Sale Entity will be in breach of any software license agreement as a result of entering into this Agreement or by consummating any of the transactions contemplated hereunder.

5.12         Customer and Supplier Relationships.

(a)          Schedule 5.12(a) sets forth a complete and accurate list of the names of all suppliers and customers of each Sale Entity which respectively contributed more than 5% of all sales and services to and orders and use of services from each Sale Entity for the 12 months ended December 31, 2009 or are expected to contributed more than 5% of all sales and services to and orders and use of services from each Sale Entity for the 12 months ended December 31, 2010 ("Suppliers" and "Customers," respectively).

(b)         Except as set forth on Schedule 5.12(b) there exists no actual or, to the Knowledge of the Shareholders, threatened termination, cancellation or limitation of, or any change in, the business relationship with any of the Suppliers or Customers.  No Supplier or Customer has during the last 12 months decreased materially, or, to the Knowledge of the Shareholders, threatened to decrease or limit materially, its business with a Sale Entity.  The acquisition of the Progenitor Holding Shares by Buyer will not materially adversely affect the relationship of any Sale Entity with any Supplier or Customer.  There are no pending material disputes or controversies between any Sale Entity and any Supplier or Customer.

5.13	Employee and Labor Relations.

(a)           No Sale Entity is a party to any collective bargaining Contract applicable to Persons employed by any Sale Entity.  No labor union, labor organization or group of employees of any Sale Entity has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Shareholders, threatened to be brought or filed with any labor relations tribunal or similar authority, and there are no labor union organizing activities or similar activities pending or, to the Knowledge of the Shareholders, threatened with respect to any employees of any Sale Entity.

(b)           During the past three years, each Sale Entity has complied in all material respects with all Applicable Laws relating to the employment of individuals by, or the employment practices or work conditions of, each Sale Entity.  No Sale Entity is engaged in any unfair labor practice or other unlawful employment practice (including under any immigration laws).  Except as set forth in Schedule 5.13(b), there are no material unfair labor practice charges or other employee related complaints or claims against any Sale Entity or, to the Knowledge of the Shareholders, threatened before the National Labor Relations Board, the National Mediation Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other Governmental Authority.  No Sale Entity has been notified in writing by any Governmental Authority of any alleged material violation of Applicable Law that remains unresolved relating to employment and employment practices, terms and conditions of employment, or wage and hours.

(c)           There is no existing or, to the Knowledge of the Shareholders, threatened work stoppage, strike, dispute, boycott, slowdown, lockout, picketing or other labor problem involving employees of any Sale Entity nor have any such labor problems occurred or, to the Knowledge of the Shareholders, been threatened within the past three years.

(d)           There are no material outstanding Orders against any Sale Entity under any Applicable Law relating to occupational health or safety and, to the Knowledge of the Shareholders, none has been threatened.

(e) Schedule 5.13 sets forth a true and correct list of all employees of each Sale Entity, broken down by location, together with their rate of compensation, compensation arrangement (including wage or salary increases, bonus or increase in any other direct or indirect compensation), title, union affiliation (if any), original date of hire, accrued severance pay, vacation benefits, sick leave benefits (if payable in cash upon termination of employment) and any severance benefits and other similar benefits, for each employee of any Sale Entity.

(f) Set forth on Schedule 5.13(f) is a list of the names and ages of all retired or former employees of each Sale Entity who are receiving or are entitled to receive (now or in the future) from any Sale Entity any funded or unfunded pensions, funded or unfunded welfare benefits, or any deferred compensation, including their current annual funded or unfunded pension rates, their current annual funded or unfunded welfare costs, and the amounts of such deferred compensation to which they are entitled.

5.14	Benefit Plans.

(a) Shareholders have made available to Buyer a complete and accurate list of all employee benefit plans (the “Plans”) which any Sale Entity maintains, sponsors, contributes to, is liable for (directly or indirectly) or is bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, employee stock ownership plan, pension, retainer, retirement, vacation, change of control, disability, severance, insurance, welfare or incentive pay policy, agreement, practice or arrangement; any plan, agreement or arrangement if providing for fringe benefits or perquisites to employees, officers, directors or agents of any Sale Entity, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees.

(b) True and complete copies of the following documents with respect to any Plan of any Sale Entity, as applicable, have been delivered to Buyer: (A) the most recent Plan document and trust agreement (including any amendments thereto), (B) all summary plan descriptions, (C) a written description of each material non-written Plan, (D) each written communication to employees intended to describe a Plan or any benefit provided by such Plan, (E) the most recent actuarial report, and (F) all correspondence with any Governmental Agency concerning any Plan. Each report described in clause (E) accurately reflects the funding status of the Plan to which it relates and subsequent to the date of such report there has been no material adverse change in the funding status or financial condition of such Plan.

(c) Each Plan is and has been maintained in compliance in all material respects with applicable law and with any applicable collective bargaining agreements or other contractual obligations.

(d) There is no unfunded liability with respect to any Plan.

(e) Each Sale Entity has funded each Plan in accordance with the terms of such Plan through the date hereof, including the payment of applicable premiums on insurance contract funding a Plan, for coverage provided through the date hereof.

(f) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of any Sale Entity to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of any Sale Entity.  No Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(g) The Financial Statements, properly and adequately reflect or will reflect, as applicable, in accordance with GAAP standards of the jurisdiction of organization and operation of any Sale Entity, consistently applied during the relevant periods, and accrual based accounting, any and all liabilities and obligations of such Sale Entity relating to any period ending on or prior to the date thereof or hereof, as applicable, relating to or in respect of current and former employees of any Sale Entities, for (A) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (B) unpaid contributions, costs and expenses to or in respect of any Plans, and (C) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the date thereof or hereof, as applicable.

5.15         Litigation.

Except for the matters set forth on Schedule 5.15, (A) no Sale Entity and no assets of any Sale Entity (including, without limitation, the Material Contracts), is a party or is subject to or, to the Knowledge of the Shareholders, threatened with, any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any Governmental Agency; (B) no Sale Entity is subject to the provisions of any ongoing or unsatisfied Order; (C) no Sale Entity contemplating the institution by it of any Action; and (D) there is no basis for any Action against any Sale Entity and there has been no occurrence that may result in a claim for damages against any Sale Entity.

5.16         Compliance with Applicable Laws; Permits

Except as set forth in Schedule 5.16:

(a)         Each Sale Entity is in material compliance, and has at all times during the past five years materially complied, with all Applicable Laws which affect the conduct of its business, the use of its properties and assets and all premises occupied by it.

(b)         Each Sale Entity has paid all monies to obtain and is in possession of all Permits necessary or required for it to own, lease and operate its premises and properties or to carry on its business as it is being conducted as of the date hereof, and all such Permits are valid, and in full force and effect.  All Permits currently in effect and pertaining to the premises, properties, assets or business of each Sale Entity are listed on Schedule 5.16(b) and, except as noted on Schedule 5.16(b), none of the items so listed will lapse or expire as a result of the transactions contemplated hereby

(c)         During the past five year, no Sale Entity has received any notice from any Governmental Authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply with any Applicable Law.

(d)         No written notice, charge or communication has been received by or, to the Knowledge of the Shareholders, threatened against any Sale Entity, alleging any violation of Applicable Law or any such Permit.

(e)         No individual employed, contracted or retained by any Sale Entity is  under investigation by the United States Department of Health and Human Services or the United States Food and Drug Administration for debarment or is presently debarred pursuant to 21 U.S.C. Section 335a.

(f)          Each Sale Entity has properly filed all reports and other documents required to be filed within the past six years with any Governmental Authority.

5.17	Environmental Compliance.

(a)         Each Sale Entity is in material compliance with all Environmental Laws.

(b)         Except as set forth on Schedule 5.17(b), (i) there has been no material Hazardous Discharge by any Sale Entity at, upon or under any Real Property that requires assessment, cleanup, removal or remediation pursuant to any Environmental Law, and (ii) no Sale Entity has any Liabilities under any Environmental Law related to any other property where Hazardous Substances which were used or generated by  the Sale Entity have been released.

(c)          There are no pending or, to the Knowledge of the Shareholders, threatened Environmental Actions against any Sale Entity.

5.18         Brokers, Finders.

Except as set forth on Schedule 5.18, neither the Shareholders or  any Sale Entity have dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement and which is entitled to any brokerage commission or fee in connection with the closing of the transactions contemplated by this Agreement.

5.19         Insurance.

The Sale Entities maintains insurance policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 5.19.   All of such policies are in full force and effect.  All premiums due on such insurance policies on or prior to the date hereof (without regard to any grace period) have been paid and no Sale Entity is in default of any provision thereof.  There are no claims pending that are reasonably likely to exceed any applicable deductible or retention under such insurance policy in which the insurer has notified any Sale Entity that the insurance carrier intends to deny coverage or liability for all or a portion of such claim under the applicable insurance policy.  No Sale Entity has been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer's intention to cancel or refusal to renew any such policy issued by such insurer. True, correct and complete copies of all such policies have been delivered to Buyer.

                5.20         Accounts Receivable.

Each of the accounts receivable of each Sale Entity outstanding as of the Closing Date constitutes on such date a valid claim in the full amount thereof against the debtor charged therewith and was acquired in the Ordinary Course of Business.  No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense.

                5.21         Officers; Directors; Bank Accounts. Set forth on Schedule 5.21 is a correct and complete list of all directors and officers of each Sale Entity.  A complete list of all bank accounts and safe deposit boxes of each Sale Entity and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes has been provided to Buyer.

5.22         Related Party Transactions.

Except as set forth in Schedule 5.22, no Related Party (a) has any direct or indirect interest in any material asset used in or otherwise relating to the business of any Sale Entity, (b) has any pecuniary interest in any supplier or customer of any Sale Entity; (c) is indebted to any Sale Entity; (d) is a party to any transaction or agreement with a Sale Entity (apart from such person’s status as  a director or officer of a Sale Entity); (e) is competing with a Sale Entity; or (f) has any business or other interest in conflict with the interest of a Sale Entity.

                5.23        Statements and Other Documents Not Misleading.

Neither this Agreement, including all Exhibits and the Schedule, nor the closing documents, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not false or misleading.  There is no fact known to Shareholders which materially adversely affects the business, prospects, financial condition or affairs of each Sale Entity, or any of their assets or liabilities which has not been set forth in, or referred to in, this Agreement or the Schedules.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders on the date hereof as follows:

6.1           Organization and Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.

6.2           Authorization.

(a)           Buyer has the requisite corporate power and authority to execute, deliver and enter into this Agreement and all agreements contemplated hereby to be executed and delivered by Buyer.  The execution, delivery and performance by Buyer of this Agreement and all agreements contemplated hereby to be executed and delivered by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of each Shareholder, constitutes the binding obligation of Buyer, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting the enforcement of creditors' rights generally now or hereafter in effect and (ii) the application of equitable principles and the availability of equitable remedies.

(b)           The board of directors of Buyer has unanimously approved and adopted this Agreement and approved the transactions contemplated hereby.  No other corporate proceedings on the part of Buyer is necessary to adopt or approve this Agreement and the other transactions contemplated by this Agreement.

6.3           No Conflicts.

The execution and delivery by Buyer of this Agreement, and any other agreement or certificate of Buyer executed and delivered in accordance with the terms hereof, do not, and the performance by Buyer of its obligations under this Agreement, and such other agreements or certificates and the consummation of all of the transactions contemplated hereby and thereby, will not: (a) violate or conflict with or result in a breach of any provision of the certificate or articles of incorporation, bylaws or other governing documents of Buyer; (b) require Buyer to obtain the consent, waiver, approval, or authorization of, or Buyer to make a registration, declaration or filing with, any Person or Governmental Authority; and (c) with or without the giving of notice or the passage of time or both, (i) violate or conflict with, or (ii) result in a material breach or termination of, or (iii) constitute a material default under, or grounds for the modification or cancellation of, or (iv) result in the imposition of any penalty or revocation or suspension of rights under, or (v) accelerate or permit the acceleration of the performance required by, or (vi) result in the creation of any Liens, except Permitted Liens, upon any of the assets of Buyer, or otherwise give rise to any Liability under, any contract, Permit or any Applicable Law to which Buyer is a party or by which Buyer or any of its assets may be bound or governed

6.4           Litigation.

There are no Actions pending or, to the knowledge of Buyer, threatened that seek to enjoin or obtain damages with respect to the consummation of the transactions contemplated hereby.

6.5           Brokers, Finders.

Neither Buyer nor any Affiliate of Buyer has engaged or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement and which is entitled to any brokerage commission or fee in connection with the closing of the transactions contemplated by this Agreement.

6.6           Buyer Common Stock.

(a)           The shares of Buyer Common Stock to be issued hereunder have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, freely transferable (except as provided by applicable law or pursuant to the Lock-Up Agreement), free of liens, restrictions and encumbrances created by the Buyer and not subject to preemptive rights created by statute, the Buyer’s Certificate of Incorporation or Bylaws or any contract to which the Buyer is a party or is bound.

(b)           The Buyer has filed all forms, reports and documents, together with any amendments required to be made with respect thereto, required to be filed by it with the Securities and Exchange Commission since December 31, 2008 (collectively, the “Buyer SEC Reports”).  The Buyer SEC Reports were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933 or the Exchange Act of 1934, as the case may be, and the rules and regulations promulgated thereunder.

ARTICLE VII
COVENANTS

7.1           Certain Covenants .

(a)           Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred through the Closing Date in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of a Sale Entity or the Shareholders, by a Sale Entity or the Shareholders (if the transactions contemplated by this Agreement are not consummated), as the case may be, or will be treated as Selling Expenses (if the transactions contemplated by this Agreement are consummated) to the extent unpaid at the Closing  and in the case of Buyer, by Buyer.

(b)           As soon as reasonably practicable following the Closing, the Shareholders shall deliver or cause to be delivered to the Buyer (i) the certificate of organization/incorporation, or similar documentation, of each Sale Entity, certified as of a recent date by the jurisdiction of organization/incorporation, and (ii) a certificate from the jurisdiction of organization/incorporation as to the good standing of each Sale Entity as of a recent date.

(c)           Shareholders will use commercially reasonable efforts promptly after the Closing Date to liquidate and dissolve Progenitor International Research GmbH, a corporation organized in Germany.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; REMEDIES FOR
BREACHES; TAX MATTERS

8.1           Survival of Representations and Warranties.

Except as expressly provided in this Agreement, all representations and warranties contained in this Agreement shall survive the Closing and continue in effect until the date that is 18 months following the date of this Agreement; provided, however, that representations and warranties under: (a) Section 4.1 (Authorization), Section 4.2 (Title), Section 4.3 (Agreement Not in Breach of Other Instruments Affecting Shareholder) and Section 5.3 (Capital Stock) shall survive indefinitely, and (b) Section 5.6 (Taxes), Section 5.10(e) (Errors and Omissions), Section 5.14 (Employee Benefits), Section 5.17 (Environmental Compliance) and Article VI shall survive until the expiration of the applicable statute of limitations; and, further, provided that any such representations or warranties as to which a claim for Losses shall have been asserted during such survival period shall continue in effect as to such claim until such time as such claim shall have been resolved or settled.

8.2           Survival of Covenants and Agreements.

Except as expressly provided in this Agreement, all covenants and agreements contained in this Agreement shall not terminate but shall survive the Closing in accordance with their terms.

8.3           Breach by Shareholders.

Effective upon the Closing, subject to the provisions, conditions and limitations of this Article VIII, each Shareholder jointly and severally shall pay Buyer for Losses actually incurred by Buyer which:

(a)            are caused by any breach in the performance by such Shareholder of any covenant or agreement of such Shareholder contained in this Agreement;

(b)           are caused by any breach of warranty or representation made by such Shareholder contained in Article IV or Article V of this Agreement;

(c)            except as otherwise provided herein, are caused by Taxes of any Sale Entity for any tax period ending at or prior to the Closing to the extent not fully accrued on the Financial Statements; and

(d)           are related to any Debt of a Sale Entity outstanding on the date of this Agreement.

8.4           Breach by Buyer.

Effective upon the Closing, subject to the provisions, conditions and limitations of this Article VIII, Buyer shall pay Shareholders Representative, on behalf of one or more of the Shareholders, for Losses actually incurred by such Shareholder(s) which:

(a)           are caused by any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement;

(b)           are caused by any breach of warranty or representation made by Buyer contained in Article VI of this Agreement; and

 (c)           are for Taxes of Progenitor Holding for a Taxable period beginning on or after the Closing Date (a “Post-Closing Tax Period”).

8.5           Procedure for Third-Party Claims.

(a)           Promptly after receipt by a Non-breaching Party of notice of the commencement of any Action against it or one of its Affiliates by any Person who is not a party to this Agreement, for which a Breaching Party is obligated to cover the Losses of the Non-breaching Party related to such Action, such Non-breaching Party will, if a claim is to be made against a Breaching Party, give written notice to the Breaching Party of the commencement of such Action, together with a copy of the claim, process or other legal pleading; provided, however, that the failure to notify the Breaching Party will not relieve the Breaching Party of any liability that it may have to a Non-breaching Party, except to the extent that the Breaching Party demonstrates that the defense of such Action is prejudiced by the Non-breaching Party's failure to give such notice.

(b)           If any Action referred to in Section 8.5(a) is brought against a Non-breaching Party and it gives notice to the Breaching Party of the commencement of such Action, the Breaching Party will be entitled to participate in such Action and, to the extent that it wishes (unless the Breaching Party is also a party to such Action and the Non-breaching Party reasonably determines in good faith that joint representation would be inappropriate), to assume the defense of such Action with counsel reasonably satisfactory to the Non-breaching Party and, after notice from the Breaching Party to the Non-breaching Party of its election to assume the defense of such Action, the Breaching Party will not, so long as it diligently conducts such defense, be liable to the Non-breaching Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Non-breaching Party in connection with the defense of such Action.  If the Breaching Party assumes the defense of the Action, the Non-breaching Party will cooperate in good faith with the Breaching Party in such defense and will have the right to participate in the defense of such Action assisted by counsel of its own choosing.  If the Breaching Party assumes the defense of an Action, (i) no compromise or settlement of such claims may be effected by the Breaching Party without the Non-breaching Party's consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Non-breaching Party, and (B) the sole relief provided is monetary damages that are paid in full by the Breaching Party; and (ii) the Non-breaching Party will have no liability with respect to any compromise or settlement of such claims effected without its consent if such consent is required by this sentence.

8.6           Procedure for Other Claims.

A claim for Losses for any matter not involving a third-party claim described in Section 8.5 may be asserted by written notice to the Breaching Party setting forth, in reasonable detail, the amount (or reasonable good faith estimate of the amount) and basis for the claim.

8.7           Exclusive Remedy.

Effective upon the Closing, except as otherwise specifically provided in this Agreement or in the case of fraud, the sole and exclusive remedy of Buyer and the Shareholders, acting through the Shareholders Representative, for Losses based upon, arising out of or otherwise in respect of, this Agreement shall be restricted to the rights set forth in this Article VIII.

8.8           Certain Limitations on Right of Buyer to Recover Losses Under Article VIII.

Notwithstanding anything in this Agreement to the contrary, the right of the Buyer to recover any Losses under Article VIII of this Agreement is limited as follows:

 (a)           The Buyer will be entitled to recover Losses pursuant to Section 8.3(b) in respect of any breach of representations and warranties only if the aggregate amount of all Losses actually incurred by the Buyer in respect of such breaches exceeds the Basket, in which event Shareholder shall be liable for all Losses recoverable under Section 8.3; provided, however, that any claim for Losses pursuant to Section 8.3(b) for breach of any of the representations and warranties set forth in Section 4.1, Section 4.2, Section 5.1,  Section 5.3 or Section 5.6 or for fraud on the part of Shareholders shall not be subject to the Basket.

 (b)           The Buyer will be entitled to recover Losses pursuant to Section 8.3 for Losses suffered by the Buyer in respect of such breaches up to, but not in excess of, an aggregate amount equal to the General Damage Cap;  provided, however, that any claim for Losses pursuant to Section 8.3(b) for breach of any of the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 5.1, Section 5.3, Section 5.6, Section 5.10(e) and Section 5.14 for fraud on the part of Shareholders shall not be subject to the General Damage Cap.

 (c)           The Buyer will not be entitled to recover Losses pursuant to Section 8.3 to the extent that Buyer has been compensated therefor pursuant to Section 2.3.

 (d)           Notwithstanding anything to the contrary in this Article VIII and subject to the last sentence of this Section 8.8(d), any Loss obligations of the Shareholders to the Buyer hereunder shall first be drawn from the Holdback Amount until the earlier of (i) the time that the Holdback Amount has been reduced to zero, or (ii) the Holdback Distribution Date.  Thereafter, the Shareholders will be severally liable, based on their respective pro rata share of such Loss, subject to the other limits contained herein.  Notwithstanding anything in this Section 8.8(d) to the contrary, any Loss obligation owing by any Shareholder to the Buyer, as a result of a breach of the representations and warranties contained in Article IV must be satisfied from such Shareholder’s pro rata share of the Holdback Amount, and such recovery from the Holdback Amount will be limited to such Shareholder’s pro rata share of the Holdback Amount.  If any Shareholder’s pro rata share of the Holdback Amount is reduced to zero, such Shareholder’s pro rata share of any additional Loss obligation owing to the Buyer pursuant to Section 8.3 must be obtained from such Shareholder directly and not from the remaining Holdback Amount, subject to the other limits contained herein.  In the event that any Loss obligation owing by any Shareholder to the Buyer is recovered by reducing the Holdback Amount, the Buyer shall make a corresponding reduction of the Holdback Amount reflected on the Holdback Statement by an amount equal to such Loss in accordance with this Section 8.8(d).

 (e)           Notwithstanding anything to the contrary in this Agreement, in the event that (i) there is no remaining Holdback Amount, (ii) the Buyer has asserted a claim for a Loss for which indemnification is available pursuant to this Article VIII, (iii) such claim has not yet been fully resolved and either agreed to in writing by the Buyer and the Shareholders Representative or finally determined by a court of competent jurisdiction to be owed by the Shareholders to the Buyer under this Article VIII, and (iv) an amount is payable to the Shareholders in respect of the 2010 Earnout Consideration or the 2011 Earnout Consideration at such time then the Buyer may deduct from such 2010 Earnout Consideration or 2011 Earnout Consideration, an amount which is not greater than the Loss so asserted and such deducted amount shall be delivered to an escrow agent which shall have been jointly appointed by the Buyer and the Shareholders Representative and such escrow agent shall hold such amount (and any interest thereon) until the resolution of such claim by either agreement in writing by the Buyer and the Shareholders Representative or a final determination by a court of competent jurisdiction as to such Loss.  For avoidance of doubt, the Buyer may only deduct the amount of any Loss asserted pursuant to this Section 8.8(e).

(f)           Solely to the extent that there is no remaining Holdback Amount, Buyer shall have the right, in its sole discretion, to offset any amount of the 2010 Earnout Consideration or 2011 Earnout Consideration against any amount agreed to in writing by the Buyer and the Shareholders Representative or finally determined by a court of competent jurisdiction to be owed by the Shareholders to the Buyer under this Article VIII.

(g)           Notwithstanding anything to the contrary in this Agreement, the Buyers shall not have the right to indemnification with respect to a Loss related to Taxes if the Taxes arise because of an action of the Buyer or Sales Entity taken after Closing.

8.9           Certain Limitations on Right to Recover Losses under Article VIII.

Notwithstanding anything in this Agreement to the contrary, the right of any party to recover any Losses under Article VIII of this Agreement is limited as follows:  no party shall be entitled to recover any Losses under Article VIII for consequential, special, incidental, indirect, punitive or exemplary damages or for lost profits.

8.10         Tax Matters.

(a) All transfer, documentary, sales and other such Taxes and related fees incurred in connection with the purchase and sale of the Progenitor Holding Shares shall be borne and paid by the Shareholders.

(b) Unless otherwise prohibited by applicable law, the Buyer will timely prepare or cause to be prepared and will timely file or cause to be filed all Tax Returns of the Sale Entities for the Straddle Period in a manner consistent with prior tax returns, except as required by applicable law. Buyer shall cause each Tax Return of a Sales Entity that includes a Tax period, or a portion of a Tax period that begins before the Closing Date to be submitted to the Sellers for their review and approval not later than 30 days prior to the due date of the Tax return.  The Buyer and the Shareholders shall be responsible for their respective shares of any Tax showing to be due on such Tax Returns using (i) a closing-of-the-books method for any income based Taxes (as if the Straddle Period consisted of two taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date) and (ii) a per diem method for any Tax based on net worth, capital, intangible or tangible assets, or similar items levied on a per diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period; provided that in the case of any Tax to be paid by the Shareholders under this section, the amount to be paid by the Shareholders shall be net of any specific reserves established for such Tax and included as a liability in the calculation of Closing Working Capital and net of any estimated taxes or credit applicable to the Pre-Closing Period. Neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit the Sale Entities to) amend or otherwise modify any Tax Return relating in whole or part to the Sale Entities with respect to any taxable year ending on or before the Closing Date without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld or delayed. For the purposes of the preceeding sentence an amended return shall include a Tax return that is filed in a jurisdiction in which the respective Sale Entity has not previously filed a Tax Return.

(c) The Buyer and the Shareholders will cooperate fully, as to and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and the provision of records and information reasonably requested to any such audit, litigation, or other proceeding and making employees or themselves available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Shareholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(d) The Shareholders shall cooperate with the Buyer with respect to, and shall execute and deliver to the Buyer, any post-Closing filings to be made as to any Sale Entity for which the Buyer elects to be taxed as either a disregarded entity or a partnership for U.S. tax purposes.

(e)  The Buyer shall cause each Sales Entity to provide to Shareholders all information required for the Shareholders to comply with their Tax filing obligations in the U.S., including, without limitation, information to complete IRS forms 5471, 8858, TD 90.22.1

ARTICLE IX
CONFIDENTIALITY AND NON-COMPETE

9.1              Each Shareholder agrees that except as set forth herein, during the term of Shareholder’s employment with Buyer, any of Buyer’s Affiliates or any Sale Entity for a period of two years after the termination of such employment for any reason whatsoever, Shareholder shall not, directly or indirectly, and shall cause Progenitor Germany during any period after Closing not to:

(a)   solicit, induce or encourage any employee of the Buyer, any of Buyer’s Affiliates, any Sale Entity, or Progenitor Germany to terminate his or her relationship with Encorium or its Affiliate or any Sale Entity, as the case may be; or

(b)  employ or establish a business relationship with, or encourage or assist any individual or entity to employ or establish a business relationship with, any individual who was employed by Buyer, any of Buyer’s Affiliates, any Sale Entity or Progenitor Germany during the preceding twelve month period prior to such termination.

9.2              Each Shareholder agrees that except as set forth herein, for a period of two years after the date of Closing, Shareholder shall not, directly or indirectly, and shall cause Progenitor Germany during any period after Closing not to:

(a)  solicit, induce or encourage any Clients or Prospective Clients to terminate or reduce in scope their relationship with Buyer, any of Buyer’s Affiliates or any Sale Entity; or

(b)   solicit or assist any individual or entity in the solicitation of any Clients or Prospective Clients of Buyer, any of Buyer’s Affiliates, any Sale Entity or Progenitor Germany for the purpose of providing any products and/or services that are the same or substantially similar to the products and services provided by Buyer, any of Buyer’s Affiliates or any Sale Entity as of the date hereof or at anytime during the period in which the Shareholder is employed by Buyer, any of Buyer’s Affiliates or any Sale Entity.

9.3              Shareholder shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company:

(a) any information regarding the business methods, business policies, business strategies, marketing plans, survey procedures, statistical techniques, research or development projects or results, trade secrets or confidential data or processes of, or developed by, Buyer, any of Buyer’s Affiliates or any Sale Entity.

(b) any confidential data on or relating to Clients or Prospective Clients of Buyer, any of Buyer’s Affiliates or any Sale Entity or its Affiliates, or

(c) budgets, forecasts, pricing information or unpublished financial information or other confidential information or data relating to or dealing with the business operations or activities of Buyer, any of Buyer’s Affiliates or any Sale Entity. The obligations of Shareholder under this Section 9.3 shall not relate to information or data: (i) that is now or hereafter becomes known to the public through sources independent of Shareholders and neither directly nor indirectly through any fault of Shareholders; or (ii) which must be disclosed pursuant to a court order or otherwise as required by law provided, however, that Shareholder shall give prior written notice of such anticipated disclosure to the Corporation and reasonably cooperate with the Buyer in seeking to obtain a protective order, at no cost to the Shareholder.

9.4              Shareholders and Buyer acknowledge and agree that:

(a) the covenants set forth herein are essential elements of the transactions contemplated by this Agreement, that Shareholders are receiving adequate consideration hereunder, and that such covenants are reasonable and necessary in order to protect the legitimate interests of Buyer;

(b) Buyer will not have any adequate remedy at law if any Shareholder violates the terms hereof or fails to perform any of his obligations hereunder; and

(c) Buyer shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Shareholder under this Section 9, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

9.4              If the period of time or scope of any restriction set forth in this Section 9 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the territory shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable. If Shareholder violates any of the restrictions contained in this Section 9, then the restrictive period shall not run in favor of Buyer from the time of the commencement of any such violation until such time as such violation shall be cured by such Shareholder.

ARTICLE X

10.1 For a period of commencing on the date of delivery of the Closing Stock Consideration, the 2010 Earnout Stock or the 2011 Earnout Stock, as the case may be, (the “Delivery Date”) and ending fifteen (15) calendar months after the anniversary of the Delivery Date (the “Lock-Up Period”), each Shareholder agrees that, without the prior written consent of the Company, the undersigned will not, directly or indirectly offer, sell, pledge, contract to sell, or grant any option to purchase greater than fifty percent (50%) of (i) the Closing Stock Consideration (ii) the common stock of Buyer issued as part of the 2010 Earnout Consideration; or (iii) the common stock of Buyer issued as part of the 2011 Earnout consideration, (collectively, the “Shares”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction.  Notwithstanding the foregoing, subject to compliance with applicable federal and state securities laws, the Shareholders may (A) transfer any or all of the Shares (i) by gift, will or intestacy or (ii) to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Sharheolder, provided that any such transfer shall not involve a disposition for value and (B) pledge the Shares; provided, however, that in any such case it shall be a condition to the transfer that the transferee or pledgee, as applicable, execute an agreement stating that the transferee or pledge, as applicable, is receiving and holding the Shares subject to the provisions of Article 10, and there shall be no further transfer or pledge, as applicable, of such Shares except in accordance with this Article.

10.2           The Shareholders agree that the Buyer may (i) with respect to any Shares for which the undersigned is the record holder, cause the transfer agent for the Buyer to note stop transfer instructions with respect to such Shares on the transfer books and records of the Buyer and (ii) with respect to any Shares for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such Shares to cause the transfer agent for the Buyer to note stop transfer instructions with respect to such Shares on the transfer books and records of the Buyer.

10.3
SHAREHOLDERS UNDERSTAND AND AGREE THAT THE ISSUANCE AND SALE OF THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO BUYER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

ARTICLE XI
MISCELLANEOUS

11.1         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

11.2         Waiver of Jury Trial.

In the event that any dispute shall arise between Buyer, on the one hand, and any of the Shareholders, on the other hand, related to this Agreement, the parties expressly waive any right they may have to a jury trial and agree that any such litigation shall be tried by a judge without a jury.

11.3         Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.4         Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served if in writing and delivered personally or sent by certified mail (return receipt requested), postage prepaid, or recognized national or international air courier or by facsimile transmission with delivery confirmed:

if to Buyer :

435 Devon Park Drive, Building 500
Wayne, PA 19087
Attention: Philip L. Calamia

if to Shareholders, to the Shareholders Representative as follows:

Renee Moore
_____________
Attn: _________________
Fax: _____________

or, in each case, at such other address, or facsimile as may be specified in writing to the other parties.

11.5         Waiver.

Any party may waive compliance by another party with any of the provisions of this Agreement.  No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any provision hereof.  Any waiver cannot be implied and must be in writing to be effective.

11.6         Assignment.

This Agreement shall be binding upon and inures to the benefit of parties hereto and their respective successors and assigns.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

11.7         Complete Agreement.

This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.8         Amendment.

The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by the parties to this Agreement.

11.9         Counterparts

This Agreement may be executed in several counterparts and by facsimile or electronic transmission, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

11.10      No Third Party Beneficiaries.

Except as expressly provided herein, each party intends that nothing in this Agreement shall benefit, create any right, remedy or cause of action in, or be enforceable by or on behalf of, any Person other than the parties to this Agreement.

11.11       Captions.

The table of contents and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12       Appointment of Shareholders Representative.

Each Shareholder hereby constitutes and appoints the Shareholders Representative as his, her or its true and lawful attorney-in-fact to act for and on behalf of such Shareholder in all matters relating to or arising out of this Agreement, including: (a) to act for such Shareholder with regard to matters pertaining to damage claims or adjustments to Purchase Price referred to in this Agreement, including the power to compromise any claim on behalf of Shareholders and to transact matters of litigation; (b) to negotiate, execute and deliver all waivers under and amendments to this Agreement, ancillary agreements, certificates and documents that Shareholders Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; (c) to receive funds, make payments of funds, and give receipts for funds, including in respect of any Working Capital Adjustment; (d) to receive funds for the payment of expenses of Shareholders, and apply such funds in payment for such expenses; (e) to withhold amounts otherwise due to any Shareholder to compensate Shareholders Representative or any Shareholder for, and to the extent of, the breach by any such Shareholder of this Agreement, and for the payment of any damage claim for contemplated by this Agreement; (f) to condition the disbursement of any funds to any Shareholder pursuant to this Agreement upon receipt of an undertaking from such Shareholder to provide such Shareholder's proportionate amount of any damage claim contemplated by this Agreement; and (g) to do or refrain from doing any further act or deed on behalf of Shareholders that Shareholders Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Shareholders could do if personally present.  Each such Shareholder agrees to be fully bound by the acts, decisions, consents, instructions and agreements of Shareholders Representative taken and done pursuant to the authority herein granted, and each Shareholder hereby confirms that (i) Shareholders Representative shall do or cause to be done by virtue of his appointment as Shareholders Representative of Shareholders all such things and

(ii) Buyer may rely on such acts, decisions, consents, instructions and agreements of Shareholders Representative.  The Shareholders agree that the Shareholders Representative will not be liable to the Shareholders for act done or omitted under this Agreement as Shareholders Representative while acting in good faith, and any act taken or omitted to be taken on the advice of counsel will be conclusive evidence of such good faith.  Shareholders Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Shareholders Representative, as hereinafter provided.  In case of such resignation, or in the event of the death or inability to act of the then-acting Shareholders Representative, a successor shall be named from among Shareholders by Shareholders holding a majority of the Prologue Common Shares immediately prior to Closing.  Each such successor Shareholders Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Shareholders Representative, and the term "Shareholders Representative" as used herein shall be deemed to include such successor Shareholders Representative.  The appointment of Shareholders Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Shareholders Representative in all matters referred to herein.  All notices required to be made or delivered by Buyer to Shareholders shall be made to Shareholders Representative for the benefit of Shareholders and shall discharge in full all notice requirements of Buyer to Shareholders with respect thereto.  Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by Shareholders Representative in connection with this Agreement as being the decisions of Shareholders with respect thereto.  The Shareholders Representative hereby accepts appointment as the "Shareholders Representative" under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Encorium Group, Inc.

By	/s/ Kai Lindevall
Name: Kai Lindevall
Title: Chief Executive Officer

Shareholders

By	/s/ Renee E. Moore
Name: Renee E. Moore

By	/s/ Klaus Dieter Albrecht
Name: Klaus Dieter Albrecht

[The Schedules to the Stock Purchase Agreement have been omitted. The Company will furnish supplementally a copy of the Schedules to the Commission upon request]